Exhibit 16(a)(10)

FOR IMMEDIATE RELEASE                           CONTACT: David Tinkham
                                                         Chief Financial Officer
                                                                  (312) 917-4288

                HORIZON GROUP PROPERTIES ANNOUNCES COMPLETION OF
                              ODD LOT SHARE PROGRAM

(Chicago, Illinois -December 8, 2003) -- Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet centers and land developer, today announced that its odd lot share program for the purchase of all shares of its common stock held by persons owning 20 or fewer shares as of September 26, 2003 expired at 3:00 p.m., Eastern Standard Time, on Monday, December 8, 2003. HGP has accepted for purchase pursuant to the odd lot share repurchase offer 15,078 shares of its common stock from tendering shareholders. HGP will pay $5.00 for each share purchased.

Resulting in large part from the shares purchased in this odd lot offer, HGP estimates that it now has fewer than 300 shareholders of record, which is required in order for HGP to de-register its common stock with the Securities and Exchange Commission and go private. Thus, HGP intends to de-register its common stock and cease being a reporting company of the Securities and Exchange Act of 1934, as amended. In addition, HGP will notify NASDAQ of this filing, and its common stock will cease to be listed on the NASDAQ SmallCap Market.

Based in Chicago, Illinois, Horizon Group Properties, Inc. has 8 factory outlet centers in 6 states totaling approximately 1.6 million square feet and is the developer of a master planned community in suburban Chicago.

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     Safe Harbor Statement: The statements contained herein, which are not historical facts, are forward-looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, competitive factors, interest rates and other risks inherent in the real estate business. For further information on factors which could affect the Company and the statements contained herein, reference is made to the Company's filings with the Securities and Exchange Commission.